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PENNSYLVANIA HIGHER EDUCATION ASSISTANCE AGENCY         LENDER AGREEMENT FOR GUARANTEE OF STUDENT LOANS
NATIONAL GUARANTY AGREEMENT                             WITH FEDERAL REINSURANCE (for loans to students
                                                        and parents of students pursuant to the Higher
                                                        Education Act of 1965, as amended)
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WHEREAS         The  First  National  Bank  of  Chicago,  not in its  individual capacity but solely as Eligible  Lender Trustee on behalf of the
                First  Union  Student  Loan Trust  1997-1  pursuant to the Trust
                Agreement  dated  as of  June  __,  1997,  between  First  Union
                National Bank and the Eligible Lender  Trustee,  as the same may be amended, including by way of amendment and restatement,  from time to time (the "Trust Agreement") (Corporate Name)

Located at     One First National Plaza, Suite 0126, Attention:  Corporate Trust
               Administration
               (Street  Address)
               Chicago        Illinois      60670
               (City)          (State)    (Zip Code)

                hereinafter referred to as the "Lender," wishes to be able to secure guarantee of loans made to students pursuing programs of higher or vocational education at eligible institutions, and to parents of such students pursuant to the aforementioned federal legislation, hereinafter referred to as the "Act;" and

WHEREAS, the Pennsylvania Higher Education Assistance Agency, hereinafter referred to as the "Agency," was created by the Act of August 7, 1963, P.L. 549 for the purpose of improving higher educational opportunities and to that end the Agency is empowered to guarantee loans; and

WHEREAS, the Lender wishes to participate in the Agency's National Guaranty Program.

NOW THEREFORE, it is mutually agreed that:

     1. Within such limits as may be set by it, the Agency shall guarantee the full amount of all loans made by the Lender, or for loans with a first disbursement on or after October 1, 1993, no less than 98% of the full amount of all loans, including principal and interest, made by the Lender, except that all loans continue to be 100% guaranteed in the event of death, disability or bankruptcy regardless of disbursement date, which are eligible for such guarantee under the Act, the regulations issued under the Act and the Rules and Regulations and policies of the Agency with the exception of those pertaining to Pennsylvania Residency/Domicile, which Act, regulations, Rules and Regulations and policies as they may be from time to time amended are made part of this Agreement.

     2. The Agency shall guarantee loans without regard to sex, age, race, color, religion, handicapped status, income, national origin or any other basis prohibited by applicable law and the Lender will not discriminate in the making of loans to eligible borrowers or in the treatment of such borrowers on any prohibited basis.

     3.   On  all  loans  guaranteed,   the  Agency  agreed  to  obtain  maximum
          reinsurance by means of an agreement with the Federal Government pursuant to the Act.

     4. The Lender authorizes the Agency to act as its representative with respect to retaining the school's statement of the student's enrollment and need. This document will be retained for the five-year period as required of the Lender by federal regulations.

     5. The Lender shall designate its Servicer to maintain for all loans guaranteed a system of records and accounts, shall afford access thereto, and shall furnish such periodic and separate reports as may reasonably be required by the U.S. Secretary of Education and the Agency, under the Act, regulations, Rules and Regulations and policies identified above. For loans paid in full or otherwise discharged, the records shall be retained by the Lender as required by the Act, regulations, Rules and Regulations, and policies identified above.

     6. The Agency agrees to purchase eligible loans made by the Lender provided that such loans are in default (as defined by the Act, regulations, Rules and Regulations and policies identified above); the loan was made in accordance with the Act, regulations, Rules and Regulations and policies identified above; the Lender has otherwise exercised due diligence in the making, servicing, and collection of such loans; and, title to the loan note has been subrogated to the Agency by the Lender.

     7. Failure of the Lender to comply with the terms hereof with respect to an individual loan shall not invalidate the guarantee of the Agency to the Lender with respect to other loans held in compliance with the terms of this Agreement.

     8. In making loans under the Act, the Lender will undertake to secure such reductions in borrowers' obligations to pay interest on loans held by the Lender as they may be eligible to receive under the Act and regulations. The Lender further agrees to comply with all applicable Federal and State laws in originating guaranteed student loans.

     9. The Agency agrees to maintain at all times reserve levels which comply with Section 428(c)(10) of the Higher Education Act, as amended.

     10. This Agreement may be terminated by the Lender upon sixty (60) days written notice. The Agency may limit, suspend or terminate this Agreement in the manner provided for by the Agency Rules and Regulations. All rights, duties and obligations hereunder shall immediately cease upon termination, except the rights and obligations of the parties which existed as of the date of termination.

     11. The Lender wishes to participate in the following programs: (Please check all applicable programs)

                                         |_| Stafford
                                         |_| PLUS
                                         |_| SLS
                                         |_| Consolidation

     12. The Agency agrees to reimburse the Lender for any federal special allowance payments lost with respect to an individual loan as a result of a delay in payment of a claim under this Agreement by the Agency to the Lender with respect to such loan.

     13. The Agency agrees upon written request to furnish a copy of its most recent audited financial statements to any holder of record of Notes or Certificates (each as defined in Appendix A to the Indenture) of First Union Student Loan Trust 1997-1.

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IN WITNESS  WHEREOF,  the Lender and the Agency have caused this Agreement to be duly executed and delivered this __ day of June, 1997.


                          PENNSYLVANIA HIGHER EDUCATION ASSISTANCE AGENCY


                          By:__________________________________
                              Title


                          THE FIRST NATIONAL BANK OF CHICAGO, NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY AS ELIGIBLE LENDER TRUSTEE ON BEHALF OF FIRST UNION STUDENT LOAN TRUST 1997-1

                          By:____________________________________
                              Authorized Signature
                              Title:
                              D.E. Lender Code Number:  833220

                              Federal Tax Identification Number
                              36-7111819

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Approved as to form and legality this _____ day of     Approved as to form and legality this _____ day of
__________, 1997                                       __________, 1997

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         PHEAA Chief Counsel                                   Deputy Attorney General
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